UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

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CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Shareholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of CARBO Ceramics Inc. will be held Tuesday, April 15, 2008, at 9:00 A.M. local time, at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas, for the following purposes:

1. To elect eight Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2009 Annual Meeting.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3. To transact such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on February 18, 2008 are the only shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal offices located at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039, for a period of ten days prior to the Annual Meeting. This list of shareholders will also be available for inspection at the Annual Meeting and may be inspected by any shareholder for any purpose germane to the Annual Meeting.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ R. Sean Elliott

R. Sean Elliott
Corporate Secretary

March 10, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2008: The Proxy Statement and Annual Report to Shareholders are available at www.carboannualmeeting.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (PROPOSAL NO. 1)
CODE OF BUSINESS CONDUCT AND ETHICS
DIRECTOR COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
TERMINATION AND CHANGE IN CONTROL PAYMENTS
COMPENSATION COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
OTHER MATTERS

CARBO CERAMICS INC.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 15, 2008, at 9:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas.

The Company’s principal executive offices are located at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039. The telephone number at that address is (972) 401-0090.

Most shareholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company intends to solicit proxies only by use of the postal mail and telephonic and Internet voting; however, certain employees of the Company, without additional compensation, may use personal efforts, by telephone or otherwise, to obtain proxies. These proxy solicitation materials are being mailed on or about March 14, 2008, to all shareholders entitled to vote at the Annual Meeting.

A shareholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented at the Company’s 2009 Annual Meeting must be received by the Secretary of the Company at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039, no later than November 10, 2008, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting.

Record Date, Shares Outstanding and Voting

Only shareholders of record at the close of business on February 18, 2008 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 24,587,127 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting.

Every shareholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of Directors. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify a choice with respect to such proposals, the proxy will be voted FOR all Director nominees and FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. New York Stock Exchange (“NYSE”) rules permit brokers to vote for Director nominees and the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares.

“Householding” of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name. You can notify the Company by sending a written request to the Company at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039, or by telephone at 214-296-6900.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of February 18, 2008, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 24,587,127 shares of Common Stock outstanding on February 18, 2008.

	Shares Beneficially
Name and Address	Owned
of Beneficial Owner	Number	Percent

William C. Morris(1)	3,214,250	13.1%
100 Park Avenue New York, New York 10017
Neuberger Berman Inc.(2)	3,104,553	12.6%
605 Third Avenue New York, New York 10158
Lord Abbett & Co. LLC(3)	2,812,004	11.4%
90 Hudson Street Jersey City, New Jersey 07302
Royce & Associates, LLC(4)	1,471,525	6.0%
1414 Avenue of the Americas New York, New York 10019

(1)	Shares shown as beneficially owned by Mr. Morris include 15,000 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

(2)	Based on a Schedule 13G filing with the SEC, as of December 31, 2007, Neuberger Berman Inc. reported sole voting power as to 101,125 shares of Common Stock, reported shared voting power as to 2,199,572 shares of Common Stock, and shared dispositive power as to 3,104,553 shares of Common Stock with Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds.

(3)	Based on a Schedule 13G filing with the SEC, as of December 31, 2007, Lord Abbett & Co. LLC reported sole voting power of 2,580,138 shares of Common Stock and reported sole dispositive power as to 2,812,004 shares of Common Stock.

(4)	Based on a Schedule 13G filing with the SEC, as of December 31, 2007, Royce & Associates, LLC reported sole voting and dispositive power as to 1,471,525 shares of Common Stock.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of February 18, 2008. For purposes of this proxy statement, Gary A. Kolstad, Paul G. Vitek, Mark L. Edmunds, David G. Gallagher and Marc Kevin Fisher are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 24,587,127 shares of Common Stock outstanding on February 18, 2008. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock underlying options that are exercisable by that person within 60 days of February 18, 2008. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039.

				Percent of
	Amount and Nature of			Common
	Beneficial Ownership			Stock
	Currently	Acquirable		Beneficially
	Owned	Within 60 Days		Owned

Directors
Claude E. Cooke, Jr.	5,883	—			*
Chad C. Deaton	4,367	—			*
James B. Jennings	2,000	—			*
Randy L. Limbacher	2,000	—			*
Gary A. Kolstad(1)	33,826	—			*
H. E. Lentz, Jr.	8,000	—			*
William C. Morris(2)	3,214,250	—		13.1%
Jesse P. Orsini(3)	106,450	—			*
Robert S. Rubin	700,350	—		2.8%
Other Named Executive Officers
Mark L. Edmunds	9,099	22,500	(4)		*
Marc Kevin Fisher	6,952	—			*
David G. Gallagher	11,950	—			*
Paul G. Vitek	10,599	33,750	(5)		*
Directors and All Executive Officers as a Group (14 persons)(1)(2)	4,117,561	56,250		16.9%

*	Less than 1%.

(1)	Shares shown as beneficially owned by Mr. Kolstad include 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.

(2)	Shares shown as beneficially owned by Mr. Morris include 15,000 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

(3)	Mr. Orsini is retiring from the Board on the day of the Annual Meeting.

(4)	Represents employee stock options that may be exercised by Mr. Edmunds to acquire 22,500 shares of Common Stock within 60 days of February 18, 2008.

(5)	Represents employee stock options that may be exercised by Mr. Vitek to acquire 33,750 shares of Common Stock within 60 days of February 18, 2008.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees.  A board of eight Directors is to be elected at the meeting. Mr. Orsini is retiring from the Board on the day of the Annual Meeting. The Board expresses its appreciation to Mr. Orsini for his dedicated service as a member of the Board of Directors. Effective April 15, 2008, the Board will consist of eight Directors.

Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

William C. Morris (69)	Mr. Morris currently serves as Chairman of the Board of the Company. He is also Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris retired as a Director of Kerr-McGee Corporation in 2003.	1987

Dr. Claude E. Cooke, Jr. (78)	Dr. Cooke practices intellectual property law in Conroe, Texas. From 1990 to 2005, he practiced patent law in Houston, Texas. Dr. Cooke was employed by Exxon Production Research Company from 1954 to 1986 and is the inventor of sintered bauxite, the original ceramic proppant.	1996

Chad C. Deaton (55)	Since October 2004, Mr. Deaton has served as Chairman of the Board and Chief Executive Officer of Baker Hughes, Inc. (a Houston-based oilfield services company). From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001.	2004

James B. Jennings (67)	Mr. Jennings served as Chairman of the Board of Hunt Oil Company (a Dallas-based oil and natural gas company) from April 2004 until December 2007, and presently holds the position of Chairman Emeritus. Prior to that time, Mr. Jennings held various executive positions with Hunt Oil Company, including President/Director and Executive Vice President of International and U.S. Exploration, and Group Vice President — World Exploration and Production.	2007

Randy L. Limbacher (49)	Since November 2007, Mr. Limbacher has served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc. (a Houston-based oil and natural gas company). From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips (a Houston-based energy company). Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc. (a Houston-based oil and natural gas company), where he served as Executive Vice President and Chief Operating Officer from 2002 until acquired by ConocoPhillips in April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company.	2007

Gary A. Kolstad (49)	Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger, Ltd. (a Paris- and Houston-based oilfield services company), from 1985 to June 2006, where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s onshore business unit as Vice President/General Manager, Oilfield Services — U.S. Onshore.	2006

H. E. Lentz, Jr. (63)	Since January 2004, Mr. Lentz has served as an Advisory Director to Lehman Brothers Inc. (a New York-based investment banking firm) (“Lehman”). Mr. Lentz was a consultant to Lehman from January 2003 to December 2003 and in varying other positions for the firm from 1998 to 2002. Mr. Lentz is a Director of Rowan Companies, Inc. and Peabody Energy Corporation.	2003

Robert S. Rubin (76)	Mr. Rubin has served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) and a predecessor firm since 2001.	1997

The Board of Directors recommends a vote FOR the election of each of the nominees for Director named in this proxy statement.

The Board of Directors has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
James B. Jennings
Randy L. Limbacher
H. E. Lentz, Jr.
Jesse P. Orsini
Robert S. Rubin

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cooke, Deaton, Jennings, Limbacher, Lentz, Orsini and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Deaton, the Board specifically considered his employment as Chairman of the Board and Chief Executive Officer of Baker Hughes, Inc. and Baker Hughes, Inc.’s status as a customer of the Company and concluded that such employment was not inconsistent with a determination that Mr. Deaton is independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company related-travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent. In determining the independence of Mr. Lentz, the Board specifically considered his employment as an Advisory Director to Lehman and Lehman’s ongoing provision of financial services to the Company and concluded that such employment was not inconsistent with a determination that Mr. Lentz is independent. In determining the independence of Mr. Limbacher, the Board specifically considered Mr. Limbacher’s previous employment with ConocoPhillips and ConocoPhillips’ status as a customer of the Company and concluded that such prior employment was not inconsistent with a determination that Mr. Limbacher is independent.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for information about the Company’s executive officers.

Interested parties may contact the Board of Directors, or the non-management Directors as a group, at the following address:

Board of Directors
Or
Non-Management Directors
c/o CARBO Ceramics Inc.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board of Directors on July 12, 2004. Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors met six times during the last fiscal year. Each Director attended at least 75% of all meetings of the Board of Directors and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting of Shareholders, all Directors attended the 2007 Annual Meeting of Shareholders and all are anticipated to attend the 2008 Annual Meeting of Shareholders as well.

The Board of Directors has an Audit Committee currently comprised of seven members and Compensation Committee and Nominating and Corporate Governance Committee, each of which is currently comprised of eight members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 6565 MacArthur Blvd., Suite 1050, Irving, Texas 75039. The Board of Directors votes annually on the membership and chairmanship of all Committees.

Audit Committee.  The Audit Committee currently consists of Robert S. Rubin (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, James B. Jennings, H. E. Lentz, Jr., Randy L. Limbacher and Jesse P. Orsini. The Committee met eight times during the last fiscal year. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board of Directors has also determined that Robert S. Rubin meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Committee reviews and approves related person transactions in accordance with the Company’s Code of Business Conduct and Ethics.

In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal auditor, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee.  The Compensation Committee currently consists of H.E. Lentz, Jr. (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, James B. Jennings, Randy L. Limbacher, William C. Morris, Jesse P. Orsini and Robert S. Rubin. The Committee met three times and took action one time by unanimous written consent during the last fiscal year. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews and approves the President and Chief Executive Officer’s recommendations with respect to incentive compensation awards for non-officer employees; and (iv) oversees the administration of the Company’s restricted stock and stock option plans. The Compensation Committee also evaluates and approves post-service arrangements with management, appoints and monitors named fiduciaries for the Company’s employee benefit plans and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such consultant. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. The officers of the Company also annually collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee also delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the shareholder-approved equity plans of the Company in an amount not to exceed 1,000 shares of Company Common Stock per employee award with such awards reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, James B. Jennings, Randy L. Limbacher, H. E. Lentz, Jr., Jesse P. Orsini and Robert S. Rubin. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal One, subject to shareholder approval. The Committee met four times during the last fiscal year. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board of Directors and its Committees, including their oversight of management. The Committee also advises the Board of Directors with respect to the charter, structure and operation of each Committee of the Board of Directors. The Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors and senior executives of the Company and reviews Company succession planning periodically. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultant to, the Committee.

The Company’s Board of Directors has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting of Shareholders, including the recommendation of nominees to fill any vacancies on the Board of Directors. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, senior management and shareholders. Shareholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 6565 MacArthur Boulevard, Suite 1050, Irving, Texas, 75039. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board of Directors is then seeking. In 2007, the Committee retained Russell Reynolds Associates to explore the availability of Director candidates.

All Director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards). The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with other members of the Board of Directors (including as part of the Board’s annual self-evaluation), the Chief Executive Officer and other members of senior management and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 6565 MacArthur Blvd., Suite 1050, Irving, Texas 75039. The Company will also post on its website any waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2007.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2007. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers.”

Director Compensation for Fiscal Year 2007

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)	($)	($)	($)

Claude E. Cooke, Jr.	35,000	0	—	—	—	—	35,000
Chad C. Deaton	35,000	41,981	—	—	—	—	76,981
James B. Jennings	16,500	83,220	—	—	—	—	99,720
H.E. Lentz, Jr.	42,500	19,768	—	—	—	—	62,268
Randy L. Limbacher	16,500	12,720	—	—	—	—	29,220
William C. Morris	51,000	0	—	—	—	—	51,000
John J. Murphy(4)	21,500	0	—	—	—	—	21,500
Jesse P. Orsini(5)	35,000	0	—	—	—	—	35,000
Robert S. Rubin	45,000	0	—	—	—	—	45,000

(1)	Messrs. Cooke and Deaton elected to defer all, and Mr. Murphy elected to defer a portion, of their cash fees under the Director Deferred Fee Plan (described below), resulting in the crediting of an aggregate of 1,877 shares of Common Stock, collectively, to bookkeeping accounts in fiscal year 2007. Of the total shares credited in fiscal year 2007, Messrs. Cooke, Deaton and Murphy were credited 813, 812 and 252 shares of Common Stock, respectively. Messrs. Cooke and Deaton had 1,633 and 1,617 shares of Common Stock credited to each of their accounts, respectively, as of December 31, 2007. Upon Mr. Murphy’s retirement from the Board of Directors in April 2007, he was issued shares of Common Stock in exchange for his account balance in the Director Deferred Fee Plan.

(2)	Amounts shown do not reflect compensation actually received by Directors. Rather, amounts set forth in the Stock Awards column represent the amounts recognized as compensation expense for financial statement reporting purposes in fiscal year 2007 by the Company with respect to restricted stock awards in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) (disregarding the estimate of forfeitures related to service-based vesting conditions). A discussion of the assumptions used in this valuation with respect to restricted stock awards made in fiscal year 2007 may be found in Note 8 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2007. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to shareholders of the Company.

(3)	Each non-employee Director other than Messrs. Jennings, Limbacher and Orsini received a grant of 2,000 shares of restricted stock in April 2006 pursuant to the Restricted Stock Plan (as defined below). Mr. Orsini received a grant of 2,000 shares of restricted stock in July 2006 upon his becoming a non-employee member of the Board of Directors. Additionally, Messrs. Jennings and Limbacher received a similar grant of 2,000 shares of restricted stock in July 2007 upon joining the Board of Directors. These awards vest ratably over a period of three years from their date of grant, but will vest immediately upon termination of service on the Board as a result of death, disability or retirement at age 62 or older. Because Messrs. Cooke, Jennings, Morris, Orsini and Rubin were at or above the Restricted Stock Plan retirement age of 62, their awards were fully expensed at the time of grant. Because Mr. Lentz reached age 62 approximately 10 months after receiving his award, his award was fully expensed over such 10 month period. As of December 31, 2007, Messrs. Deaton and Limbacher held 1,334 and 2,000 shares of restricted Common Stock, respectively.

(4)	Mr. Murphy retired as a Director in April 2007.

(5)	Mr. Orsini will retire as a Director at the Annual Meeting of Shareholders on April 15, 2008.

Effective January 1, 2006, all Directors who are not employees of the Company are paid retainers of $6,250 per calendar quarter plus $1,000 per meeting for attending meetings of the Board of Directors or meetings of any Committee thereof not immediately preceding or following a meeting of the Board of Directors. In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers are paid quarterly and all meeting attendance payments are made at the end of each quarter in which the meeting(s) took place. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Since April 18, 2006, each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock pursuant to the CARBO Ceramics Inc. 2004 Long-Term Incentive Plan (the “Restricted Stock Plan”) on the first day he or she is elected or appointed as a non-employee Director. Generally, one-third of the shares of such restricted stock vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death, disability, or retirement, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death, disability or retirement as described in the Restricted Stock Plan, then such unvested shares immediately vest. The Restricted Stock Plan also provides for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Termination and Change in Control Payments” below.

Under the terms of the Director Deferred Fee Plan (the “Deferral Plan”), Directors are permitted to defer their annual cash compensation otherwise payable in a given fiscal year and to receive such fees instead in the form of shares of the Company’s Common Stock on the later of a date certain chosen by the Director or the cessation of the Director’s service on the Board, either in a lump sum or in installment payments. Under the Deferral Plan, Directors may receive such shares early in the event of certain changes in control of the Company or termination of the Deferral Plan. The Deferral Plan requires each Director who wishes to defer compensation for any fiscal year to have notified the Company in writing no later than 10 calendar days before the beginning of such fiscal year. Four Directors have elected to defer their 2008 compensation.

Each non-employee Director is required to hold 2,000 shares of Company stock (including shares of restricted stock) so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Policy.  The goal of the Company’s compensation policy is to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing shareholder value with those of shareholders. To achieve this goal, the Compensation Committee has adopted the following guidelines to direct compensation decisions:

•	provide a competitive compensation package that enables the Company to attract and retain superior management personnel;

•	relate compensation to the performance of the Company and the individual; and

•	align employee objectives with the objectives of shareholders by encouraging executive stock ownership.

Elements of Compensation.  In order to achieve its objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers and other key employees consists of:

•	base salary;

•	performance-based bonuses based upon individual performance and the Company’s annual net income before tax under incentive compensation plans or individual employment agreements;

•	restricted stock grants under the Restricted Stock Plan; and

•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

Base Salary.  Officer base salary levels are reviewed annually to determine whether they are near the median range for persons holding similar positions with companies that are of a similar size and nature and that are also included in the S&P Small Cap 600 Index, Oil and Gas Equipment and Services sub-industry group. Annually, the officers of the Company collect and collate for the Compensation Committee’s review, the publicly available information about the compensation of comparable executives of the Company’s peer group companies as well as information regarding compensation from any third party sources which they determine to be relevant, such as Mercer, Inc., Hewitt Associates LLC or other similar sources. The Compensation Committee is provided with this data and has the authority to engage directly any consultants that the Committee deems necessary in the course of determining executive compensation.

For purposes of setting 2007 compensation, the peer group companies included Basic Energy Services, Bristow Group, Core Labs, Input/Output, Lone Star Technology, Lufkin Industries, Maverick Tube Corp, NATCO Group, Inc., Oceaneering Intl, RPC, Seacor Holdings, Superior Energy Services, Tetra Technologies and W-H Energy Services (“Similar Companies”). Many of the Company’s direct competitors cannot be included in such comparisons as they are private and/or foreign entities and, as such, relevant compensation data may not be readily available to the public. The Compensation Committee reviews detailed spreadsheets with respect to the Chief Executive Officer and the Chief Financial Officer (and summary spreadsheets with respect to the other executive officers) that compare their base salaries to those of executives in similar positions at the Similar Companies. The spreadsheets are prepared by the Company for the Compensation Committee, show the Company’s position relative to the Similar Companies with respect to market capitalization, revenue, net income and compensation and are based upon information gathered from various survey sources. With respect to 2007, these sources included public data from Similar Companies as well as data obtained from the Hewitt Total Compensation Measurement Database for General Industry/Manufacturing organizations.

The Compensation Committee typically sets base salary ranges for the Company’s executive officers at the 50th percentile of base salary ranges of the Similar Companies in order to stay competitive with its market peers. Individual salaries are then set within the established base salary range based on individual performance in the most recently completed twelve months, subject, for Mr. Kolstad, to the base salary requirements set forth in his employment agreement. For 2007, Mr. Kolstad’s base salary was $300,000 pursuant to the terms of his employment agreement. To further emphasize the correlation between Company performance and executive pay, the Compensation Committee typically uses the 70th to 75th percentile range of the total equity and cash compensation of the Similar Companies to set the range of total compensation for its executive officers. Individual performance is rated annually against the achievement of predetermined performance objectives specific to the individual’s roles and responsibilities. The executive officers are evaluated by the Nominating and Corporate Governance Committee, which then communicates their performance appraisal ratings to the Compensation Committee to use in setting the following year’s compensation.

Current and Deferred Bonuses.  Since its inception, the Company has sought to have a significant portion of key employee compensation be performance-based. In order to achieve this objective, the Company established its first incentive compensation plan in 1987. For 2007, the Compensation Committee approved the CARBO Ceramics Inc. Incentive Compensation Plan for Key Employees (the “2007 ICP”).

The 2007 ICP provides for cash incentive payments to key employees (including Messrs. Vitek, Edmunds, Gallagher and Fisher) based on components of both Company and individual performance as described in

“Compensation of Executive Officers.” For 2007, the majority of cash incentive payments earned by Messrs. Vitek, Edmunds, Gallagher and Fisher were based on Company or Company business unit performance, with no more than 20% of any such incentive payment based on individual performance. The Company believes that this formula provides the appropriate emphasis on Company and individual performance. The Company further believes that its net income before taxes (“NIBT”) overall Company and business segment targets under the 2007 ICP were appropriate aggressive benchmarks for performance. The Company’s NIBT target under the 2007 ICP was approximately 10% greater than the Company’s actual NIBT for that year, with the NIBT targets for the Company’s Proppant business segment and Fracture and Reservoir Diagnostics business segment under the 2007 ICP being approximately 12% greater and 23% lower than the 2007 actual NIBT for those business segments, respectively.

For 2007, the bonuses for each of Messrs. Vitek, Edmunds, Gallagher and Fisher were established pursuant to the 2007 ICP with target incentive percentages of 90%, 85%, 85% and 70% of base salary, respectively. Of these targets, (i) 90% of Mr. Vitek’s target award was based on Company performance and 10% was based on personal performance, (ii) 85% of each of Mr. Edmunds’ and Mr. Fisher’s target award was based on Company and Company business unit performance and 15% was based on personal performance, and (iii) 80% of Mr. Gallagher’s target award was based on Company and Company business unit performance and 20% was based on personal performance. Since Mr. Gallagher joined the Company in April 2007, his 2007 ICP award was prorated to take into account the number of days during the year that he worked for the Company.

Mr. Kolstad’s annual cash bonus is determined in accordance with his employment agreement, rather than the 2007 ICP. Mr. Kolstad’s bonus is equal to the sum of (i) 0.5% of the Company’s earnings before interest income and expense and taxes (“EBIT”) for such fiscal year up to $75,000,000 of EBIT, plus (ii) 1.0% of EBIT in excess of $75,000,000. The Compensation Committee determined that with respect to the Chief Executive Officer, 100% of his bonus should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the Chief Executive Officer with shareholder goals and interests.

In order to enhance the retention of key employees, in prior years, a portion of the amount awarded under the Company’s incentive compensation plans was paid on a deferred basis over a three-year period and was subject to forfeiture if the key employee’s employment with the Company ceased for any reason other than death, permanent disability or normal retirement. Beginning in 2007, with the adoption of the 2007 ICP, the deferral feature was eliminated. This change was adopted upon the recommendation of a consulting firm, Hewitt Associates LLC, hired by management with the approval of the Compensation Committee, which reviewed the arrangement and determined the deferral feature was not reflective of the norm in the industry and had the effect of making the Company’s compensation appear not competitive.

Stock Options and Restricted Stock.  The Company strongly believes that the interests of shareholders and executives become more closely aligned when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock. Accordingly, the Company established the Restricted Stock Plan.

Individual grants under the Restricted Stock Plan are determined based on individual and Company performance. In recognition of their responsibility for the Company’s financial performance, a portion of compensation is given in the form of equity to senior management. By reference to Similar Companies, for the executive officers, grants are designed to match the 70th to 75th percentile range with respect to the mix of targeted equity and cash compensation. With respect to Company performance, pursuant to the Restricted Stock Plan, the Compensation Committee will only grant restricted stock awards in a calendar year if the Company’s net income in the immediately preceding calendar year was greater than zero (other than inducement awards granted to persons who become employees of the Company during such calendar year). Annual equity grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books.

In addition, under the Restricted Stock Plan, executive officers may be required to hold their restricted shares for an additional two years after the initial three-year vesting period.

Termination and Change in Control.  Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus solely on the performance of his job by providing him with security in the event of certain terminations of employment or change in control.

As is typical of many companies, the restricted stock issued by the Company vests immediately upon a change in control of the Company. This vesting provision is designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock awards.

Retirement.  The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plans available to all employees. It does provide that restricted stock awards under the Restricted Stock Plan will vest upon “Retirement,” which is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62 (unless otherwise defined in the award agreement).

Internal Revenue Code Section 162(m).  Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by shareholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its shareholders.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal years ended December 31, 2006 and 2007 and (ii) annual compensation during such periods for the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(3)	($)(4)	($)(4)	($)	($)	($)(5)	($)

Gary A. Kolstad,	2006	175,000	262,217	195,104	—	—	—	56,331	688,652
President and Chief	2007	300,000	434,810	383,600	—	—	—	16,336	1,134,746
Executive Officer(1)
Paul G. Vitek,	2006	182,500	164,414	90,826	—	—	—	19,596	457,336
Senior Vice President	2007	196,250	150,079	105,579	—	—	—	14,899	466,807
Finance & Administration, Chief Financial Officer and Treasurer
Mark L. Edmunds,	2006	177,500	154,798	87,562	85,393	—	—	19,596	524,849
Vice President of Operations	2007	191,250	133,719	103,445	9,195	—	—	15,153	452,762
David G. Gallagher,	2007	149,390	109,928	112,694	—	—	—	82,068	454,080
Vice President of Marketing and Sales(2)
Marc Kevin Fisher,	2006	150,000	119,608	31,305	6,012	—	—	16,042	322,967
President of Pinnacle	2007	168,750	161,058	44,593	—	—	—	15,481	389,882
Technologies Inc., Vice President of CARBO Ceramics Inc.

(1)	Mr. Kolstad joined the Company as President and Chief Executive Officer in June 2006.

(2)	Mr. Gallagher joined the Company as Vice President of Marketing and Sales in April 2007.

(3)	For Messrs. Vitek and Edmunds, the 2006 bonus amount includes amounts of such bonus deferred under the Company’s former incentive compensation plan, which are payable in equal annual amounts over a consecutive three-year period and may be forfeited to the Company under certain circumstances. The deferred portion of the bonus for Messrs. Vitek and Edmunds in 2006 was $82,207 and $77,399, respectively.

(4)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards and Option Awards columns represent the amounts recognized as compensation expense for financial statement reporting purposes in fiscal year indicated by the Company with respect to stock awards and option awards, respectively, in accordance FAS 123R (disregarding the estimate of forfeitures related to service-based vesting conditions). A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2007 may be found in Note 8 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2007. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2007 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends or dividend equivalents are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to shareholders of the Company.

(5)	The compensation disclosed for Mr. Gallagher in 2007 includes expenses associated with his relocation when he accepted the position of Vice President of Marketing and Sales of $75,051 and Company contributions under the Company’s Savings and Profit Sharing Plan of $7,017. The compensation disclosed for other named executive officers in 2007 includes Company contributions under the Company’s Savings and Profit Sharing Plan.

Grants of Plan-Based Awards in Fiscal Year 2007

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
								Number of	Number of	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Price of	Stock and
		Under Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)

Gary A. Kolstad,	1/15/2007	—	—	—	—	—	—	4,326	—	—	154,784
President and Chief Executive Officer
Paul G. Vitek,	1/15/2007	—	—	—	—	—	—	2,884	—	—	103,190
Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer
Mark L. Edmunds,	1/15/2007	—	—	—	—	—	—	2,884	—	—	103,190
Vice President of Operations
David G. Gallagher,	4/17/2007	—	—	—	—	—	—	10,000 (2)	—	—	477,800
Vice President of Marketing and Sales
Marc Kevin Fisher,	1/15/2007	—	—	—	—	—	—	1,730	—	—	61,899
President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the aggregate grant date fair value computed in accordance with FAS 123R based on the assumptions in Note 8 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2007.

(2)	Represents shares of Common Stock granted to Mr. Gallagher under the Restricted Stock Plan in connection with his joining the Company in April 2007.

Employment Agreements and Other Plans

Kolstad Employment Agreement.  The Company has entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The agreement runs through December 31, 2008, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. From June 1, 2006 until December 31, 2007, Mr. Kolstad received an annual base salary of $300,000. Based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies, effective January 1, 2008, Mr. Kolstad’s annual base salary was increased to $500,000. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive bonus for each fiscal year equal to the sum of (i) 0.5% of the Company’s EBIT for such fiscal year up to $75,000,000 of EBIT, plus (ii) 1.0% of EBIT in excess of $75,000,000 (the “Incentive Bonus”); provided, that with respect to the 2006 fiscal year, Mr. Kolstad’s Incentive Bonus was equal to the 2006 fiscal year Incentive Bonus to which he would otherwise be entitled, multiplied by a fraction, the numerator of which is the number of days in the period commencing on June 1, 2006 and ending on the last day of the 2006 fiscal year (inclusive) and the denominator of which is 365. On June 1, 2006, the Company granted Mr. Kolstad 20,000 restricted shares of Common Stock of the Company. One-third of the restricted shares vest on the later of (i) the first, second and third anniversaries or (ii) in each case, the first “open window” trading date of the Company, pursuant to the Company’s Securities Trading Policy, following each such anniversary. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to senior executive officers of the Company except that he shall not be eligible to participate in the Company’s annual incentive compensation plans. For more information regarding Mr. Kolstad’s employment agreement, see “Termination and Change in Control Payments” below.

Restricted Stock Plan.  Shares of restricted stock granted pursuant to the Company’s Restricted Stock Plan are subject to transfer restrictions and forfeiture during the three-year period following the date of grant. Generally, one-third of the shares subject to each award will vest (i.e., will no longer be subject to transfer restrictions or forfeiture) on the later of (i) the first, second and third anniversaries of the date of grant or (ii) in each case, the first “open window” trading date of the Company, pursuant to the Company’s Securities Trading Policy, following each such anniversary. Generally, awards that have not vested will be forfeited upon any termination of employment other than termination due to death, disability or retirement in which case the awards will immediately vest. To encourage officers to retain their ownership of the Company’s stock, the Compensation Committee may provide that officers’ restricted shares will continue to be subject to transfer restrictions for an additional two-year period, except that if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination. All shares of restricted stock will vest upon a change in control of the Company. Dividends are paid currently with respect to shares of restricted stock granted pursuant to the Restricted Stock Plan. For more information regarding the Restricted Stock Plan, see “Termination and Change in Control Payments” below.

Incentive Compensation Plan.  For each plan year, target incentive payments (stated as a percentage of base salary) are determined for each plan participant. In addition, a target is established annually for the Company’s financial performance. For 2007, the Company established a NIBT goal to measure financial performance. Payments to plan participants are calculated based on a formula that takes into consideration both the individual’s performance appraisal and the Company’s actual performance relative to the NIBT target under the 2007 ICP. For executive officers, the weighting between the two factors is determined by the Compensation Committee and is based primarily upon the participant’s position in the Company. With respect to Company performance under the 2007 ICP, the percentage of incentive payment target earned runs from 0% (if actual NIBT is less than 75% of target NIBT) to 200% (if actual NIBT is 140% or more above target NIBT). With respect to individual performance, if a plan participant’s performance appraisal rating is less than 3, then the participant is not eligible to receive any payment regardless of company performance. Between a performance appraisal rating of 3 and 5, the percentage of incentive payment target earned runs from 80% to 120%. Alternatively, individual performance may be based on revenue generation, NIBT or other measures approved by the Compensation Committee. In order for individual performance awards to be earned under this alternative, performance must meet or exceed a minimum of 75% of the applicable goal or 75% of the corresponding prior period’s actual performance result. The portion of the bonus determined by individual performance is paid regardless of the level of NIBT achieved by the Company. In 2006 and previously, a portion of the amount awarded under the Company’s incentive compensation plan was paid on a deferred basis over a three-year period and was subject to forfeiture if the key employee’s employment with the Company ceased for any reason other than death, permanent disability or normal retirement. In 2006, the portion of incentive compensation that was deferred for executive officers was 50%. Beginning in 2007, this deferral feature was eliminated.

The 2007 ICP allows the Compensation Committee to interpret the plan, and to adopt rules and regulations that are necessary or advisable for the proper administration of the plan. Additionally, the 2007 ICP allows the Compensation Committee to make certain adjustments in the event that a plan participant receives quarterly awards that are not reflective of full-year performance or has a change in eligibility status under the plan during the 2007 fiscal year. However, during 2007 the Compensation Committee did not (i) take any such action that resulted in an award of compensation absent the attainment of the relevant performance goal or (ii) reduce or increase the size of any award or payout under the 2007 ICP.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2007.

Outstanding Equity Awards at End of Fiscal Year 2007

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(2)	($)(1)	(#)	($)

Gary A. Kolstad,	—	—	—	—	—	17,659	656,915	—	—
President and Chief Executive Officer
Paul G. Vitek,	33,750	—	—	23.01	4/10/2011	4,619	171,827	—	—
Senior Vice President Finance and Administration, Chief Financial Officer and Treasurer
Mark L. Edmunds,	15,000	—	—	27.67	4/09/2012	—	—	—	—
Vice President of Operations	7,500	—	—	22.91	4/08/2013	4,584	170,525	—	—
David G. Gallagher,	—	—	—	—	—	10,000	372,000	—	—
Vice President of Marketing and Sales
Marc Kevin Fisher,	—	—	—	—	—	2,315	86,118	—	—
President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.

(1)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2007 of $37.20 by the number of shares subject to the award.

(2)	Pursuant to the Restricted Stock Plan, one-third of the shares subject to award vest on each of the first three anniversaries of the grant date. For Mr. Kolstad, 1,442 shares vested on January 16, 2008, 6,667 shares will vest on June 1, 2008, 1,442 shares will vest on January 16, 2009, 6,666 shares will vest on June 1, 2009 and 1,442 shares will vest on January 16, 2010. For Mr. Vitek, 1,511 shares vested on January 17, 2008, 635 shares vested on January 18, 2008, 1,511 shares will vest on January 17, 2009 and 962 shares will vest on January 17, 2010. For Mr. Edmunds, 600 shares vested on January 18, 2008, 1,511 shares vested on January 17, 2008, 1,511 shares will vest on January 17, 2009 and 962 shares will vest on January 17, 2010. For Mr. Gallagher, 3,333 shares will vest on April 17, 2008, 3,333 shares will vest on April 17, 2009 and 3,334 shares will vest on April 17, 2010. For Mr. Fisher, 756 shares vested on January 17, 2008, 225 shares vested on January 18, 2008, 756 shares will vest on January 17, 2009 and 578 shares will vest on January 17, 2010.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2007.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary A. Kolstad,	—	—	6,667	302,415
President and Chief Executive Officer
Paul G. Vitek,	—	—	1,890	74,939
Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer
Mark L. Edmunds,	—	—	1,815	71,817
Vice President of Operations
David G. Gallagher,	—	—	—	—
Vice President of Marketing and Sales
Marc Kevin Fisher,	3,000	52,791	655	26,041
President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2007:

C.
Number of
Securities
	A.		Remaining Available
	Number of		for Future Issuance
	Securities to be	B.	Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(A))

Equity compensation plans approved by security holders	171,075	$22.43	193,273
Equity compensation plans not approved by security holders(1)	-0-	-0-	-0-
Total(1)	171,075	$22.43	193,273

(1)	In December 2005, the Board of Directors adopted the CARBO Ceramics Inc. Director Deferred Fee Plan (the “Deferral Plan”). Pursuant to the Deferral Plan, Directors of the Company are permitted to defer their annual cash compensation for Board of Directors service that is otherwise payable in a given fiscal year and receive such fees in shares of the Company’s Common Stock upon their retirement from the Board of Directors, or such later date as the Director may specify. As fees are earned, shares of Common Stock are credited to bookkeeping accounts for future issuance. No set amount of shares is authorized for issuance under the terms of the Deferral Plan. As of December 31, 2007, the outstanding balance for all bookkeeping accounts under the Deferral Plan was 3,250 shares.

TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2007 and using the closing market price of the Common Stock at the end of fiscal year 2007 of $37.20.

Gary A. Kolstad

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	That Vest as	That Vest as
	a Result of a	a Result of a	Value of Salary
Triggering Event	Triggering Event ($)	Triggering Event ($)	Continuation ($)

Termination of Employment Prior to a Change In Control without Cause	—	434,810	600,000
After a Change In Control without Cause or for Good Reason	656,915	434,810	600,000
Retirement	656,915	—	—
Disability	656,915	434,810	—
Death	656,915	434,810	—
Voluntary Termination	—	—	—
Change in Control	656,915	—	—

Paul G. Vitek

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	That Vest as	That Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	171,827	174,879
Disability	171,827	174,879
Death	171,827	174,879
Voluntary Termination	—	—
Change in Control	171,827	—

Mark L. Edmunds

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	That Vest as	That Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	170,525	163,366
Disability	170,525	163,366
Death	170,525	163,366
Voluntary Termination	—	—
Change in Control	170,525	—

David G. Gallagher

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	That Vest as	That Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	372,000	—
Disability	372,000	—
Death	372,000	—
Voluntary Termination	—	—
Change in Control	372,000	—

Marc Kevin Fisher

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	That Vest as	That Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	86,118	—
Disability	86,118	—
Death	86,118	—
Voluntary Termination	—	—
Change in Control	86,118	—

Kolstad Employment Agreement.  In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, continuation of his base salary for a period of two years. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Irving, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

Restricted Stock Plan.  All named executive officers are participants in the Restricted Stock Plan and have unvested awards of restricted shares pursuant to this plan. The Restricted Stock Plan provides that upon a termination of employment or service, other than due to death, disability or retirement, a participant forfeits any unvested shares of restricted stock. If the participant’s employment or service terminates due to death, disability or retirement, all unvested shares shall immediately vest. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62 (unless otherwise defined in the award agreement). None of the named executive officers are currently eligible for retirement. The Restricted Stock Plan provides that unvested awards shall immediately vest upon a change in control.

CARBO Ceramics Inc. 2007 Incentive Compensation Plan for Key Employees.  The 2007 ICP was adopted effective January 1, 2007, and sets forth the terms and conditions of the incentive payments for Messrs. Vitek, Edmunds, Gallagher and Fisher for the 2007 fiscal year. The 2007 ICP did not have any provisions for accelerated vesting upon termination of employment (regardless of the reason) or upon a change of control of the Company.

CARBO Ceramics Inc. Incentive Compensation Plan.  Messrs. Vitek and Edmunds are participants in the CARBO Ceramics Inc. Incentive Compensation Plan (the “ICP”), which was replaced by the 2007 ICP. Under the terms of the ICP, 50% of all annual incentive awards (with respect to fiscal year 2006 and earlier) are deferred and paid in three equal annual installments beginning in the February immediately following the year in which the participant is informed of the award (e.g., a bonus for fiscal year 2006 would be announced in February of 2007 and half of the bonus would be paid at the time of announcement and half deferred. The deferred amounts would be paid in equal installments in February of 2008, 2009 and 2010). A participant forfeits all rights to receive any unpaid portion of deferred amounts if such participant’s employment with the Company terminates for any reasons other than normal retirement, death or permanent disability. In the event of normal retirement, death or permanent disability, the unpaid portion of any deferred amounts can be either paid out in lump sum or at the discretion of the

Company. There is no provision to accelerate the vesting schedules under the ICP upon a change in control of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934 with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H.E. Lentz, Jr., Chairman
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
James B. Jennings
Randy L. Limbacher
William C. Morris
Jesse P. Orsini
Robert S. Rubin

February 25, 2008

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Messrs. Kolstad, Vitek, Edmunds and Fisher each had one late Section 16(a) filing in January 2007 relating to grants made under the Restricted Stock Plan in 2007. Messrs. Vitek, Edmunds and Fisher each had one late Section 16(a) filing in April 2007 relating to grants made under the Restricted Stock Plan in 2006. Mr. Fisher had two additional late Section 16(a) filings in March and December 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met eight times during 2007. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2007 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee and the Board of Directors also approved, subject to shareholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Robert S. Rubin, Chairman
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
James B. Jennings
H. E. Lentz, Jr.
Randy L. Limbacher
Jesse P. Orsini

February 25, 2008

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the shareholders, the Audit Committee of the Board of Directors intends to reappoint Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2008. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees.  Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $624,206 in 2007, $577,195 in 2006 and $504,471 in 2005.

Audit-Related Fees.  Ernst & Young’s fees for audit-related services were $33,388 in 2007, $22,000 during 2006 and $33,467 during 2005. Audit-related services for 2007, 2006 and 2005 only include fees for employee benefit plan audits.

Tax Fees.  Ernst & Young’s fees for tax services were $134,663 in 2007, $90,898 during 2006 and $133,334 during 2005. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees.  Ernst & Young’s fees for all other products and services were $2,592 during 2007, $0 during 2006 and $125 during 2005. These other products and services include various consultation services.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $50,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2007, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the shareholders vote “FOR” such ratification.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

Appendix A
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CARBO CERAMICS INC.
     The undersigned hereby appoints Gary A. Kolstad and Paul G. Vitek, or either one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on February 18, 2008, at the Annual Meeting of Shareholders to be held on April 15, 2008, or any adjournment or continuation thereof.
(PLEASE SEE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND PROPOSAL.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. To elect eight Directors. The Board of Directors recommends a vote FOR the nominees listed below.

01 Claude E. Cooke, Jr.
02 Chad C. Deaton 03 James B. Jennings 04 Gary A. Kolstad 05 H. E. Lentz, Jr. 06 Randy L. Limbacher	FOR all nominees listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐
07 William C. Morris
08 Robert S. Rubin
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.

Exceptions

2. Proposal to ratify the appointment of Ernst & Young, LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, to vote upon such other business as may properly come before the meeting.
The Board of Directors recommends that you vote FOR the nominees and proposal listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and proposal.

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/crr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
On the Internet at www.carboannualmeeting.com